Exhibit 99.1

NEWS RELEASE – FOR IMMEDIATE RELEASE

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael Branca, CFO	Michael Porter, Cheryl Schneider, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES FISCAL THIRD QUARTER AND NINE-MONTH RESULTS

CLEARWATER, FLORIDA – February 1, 2006 – MTS Medication Technologies (AMEX:MPP) today announced results for its fiscal 2006 third quarter and nine months ended December 31, 2005.

Third quarter results

Net sales for the third quarter increased 2% to $10.2 million from $10.0 million in the same period of the prior year. Third quarter net income available to common stockholders was $423,000 or $0.07 per diluted common share, compared with $323,000 or $0.05 per diluted common share in the same period of the prior year.

Net sales from consumable products and equipment in the third quarter increased 11% compared with the same period of the prior year. Third quarter net sales from OnDemand® systems decreased by 63% compared with the same period of the prior year. The Company realized one OnDemand system sale in the third quarter compared with three in the same period of the prior year.

Gross margin for the third quarter improved to 38.6% compared with 35.8% for the same period in the prior year. Gross margin improvements resulted primarily from operating efficiencies stemming from the Company’s relocation to its new facility in October 2004, as well as from a higher percentage of sales generated by consumable products.

SG&A, as a percentage of revenue, was 25.4% compared with 24.7% in the same period of the prior year. SG&A expenses for the third quarter increased to $2.6 million compared with $2.5 million for the same period of the prior year. This increase was primarily a result of increased spending associated with research and development activity, the hiring of consultants for emerging market analysis and the higher cost of supporting the Company’s sales growth in the UK. This increase in expenses was, in part, offset by $279,000 of expense for the move to the new facility recorded in the prior year results.

Third quarter operating profit was $853,000 compared with $707,000 in the prior year.

Nine-month results

Net sales for the nine months ended December 31, 2005 reached a record $31.0 million, a 2% increase from the $30.3 million reported in the same period of the prior year. For the nine months ended December 31, 2005, net income available to common stockholders was $1,145,000 or $0.18 per diluted share, compared with $162,000 or $0.05 per diluted common share in the prior year.

Net sales from consumable products and equipment increased 11% for the nine months ended December 31, 2005 compared with the same period of the prior year. Net sales from OnDemand systems decreased 60% compared with the same period of the prior year. The Company realized two OnDemand system sales in the nine months ended December 31, 2005 compared with nine in the same period of the prior year.

Gross margin for the nine months ended December 31, 2005 improved to 38.8% compared with 37.4% for the same period in the prior year. This increase in margin was primarily the result of operating efficiencies in the manufacturing process and a higher percentage of sales from consumable products.

SG&A, as a percentage of revenue, was 25.3% for the nine months ended December 31, 2005, compared with 24.4% in the same period of the prior year. SG&A expenses were $7.9 million compared with $7.4 million for the same period of the prior year. This increase was primarily due to investments in new products and other growth initiatives, along with increased costs to support the Company’s growth in the UK. The increase in expenses was, in part, offset by $362,000 in expense associated with the stock grant for the former CFO and $279,000 in move- related expenses recorded in the prior period results.

Operating profit for the nine months ended December 31, 2005 was $2.4 million compared with $2.5 million in the same period of the prior year.

Todd Siegel, President and Chief Executive Officer, said, “We believe the Company has made significant progress in the third quarter. We continue to make improvements in our manufacturing operations resulting in an increase in gross margins. Cash flow from operations enabled the Company to reduce net debt for the first nine months of this fiscal year by approximately $2.6 million while we continued to make investments in product development and support infrastructure.”

Mr. Siegel continued, “We also saw improvements in our core business of recurring consumable revenue, realizing an 11% increase in consumable sales in the third quarter and first nine months of the fiscal year. In addition, the UK operations continued to experience solid growth and have positively impacted our core business. We sold one OnDemand Express™ system in the third quarter, bringing our total installed base to 20. Following the end of the third quarter, we sold another OnDemand Express system that we expect to install in two to three months. In addition, we introduced the OnDemand Accuflex™ system in November at the ASCP annual trade show. This product, which targets mid- to large-size pharmacies, will be lower priced, more flexible to use and have throughput speeds in excess of our current semi-automated OnDemand system. We are also pleased to announce we have sold the AccuFlex beta system and anticipate installation in our fourth quarter.”

Mr. Siegel added, “In September, we announced that the MedLocker™ product was available for general release, and we have now embarked on a robust sales and marketing campaign. We are excited about the prospects for this product and added two new pharmacies as customers in the third quarter. As we had anticipated, pharmacies are purchasing MedLocker on a small scale, however, we expect them to increase their purchasing level as they become more familiar with the product and its benefits.”

Mr. Siegel concluded, “We understand the uncertainty many of our pharmacy customers are experiencing as a result of the implementation of the Medicare Modernization Act. Despite the disruption, we have continued to grow our core products during this transition period. We believe our customers will soon be able to redirect their attention to automation needs and that systems, such as OnDemand and MedLocker, will play an important role in the future of pharmacy automation. In short, we believe our accomplishments during this year have demonstrated our ability to focus on both our near-term and long-term business strategies. We recognize that we are in the early stages of several exciting initiatives and opportunities, and we will remain steadfast in pursuing our future plans.”

Notice of Conference Call

Management of the Company will host a conference call Wednesday, February 1, 2006 at 11:00 A.M. ET. To access the conference call, please telephone 888-873-8496 and enter 6972817 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves more than 3,000 institutional pharmacies in the long-term care and correctional facility markets, both domestically and internationally.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	December 31,	March 31,
	2005	2005

	(Unaudited)

Current Assets:
Cash	$113	$373
Accounts Receivable, Net	6,215	6,930
Inventories, Net	5,341	4,947
Prepaids and Other	280	89
Deferred Tax Benefits	1,037	1,805

Total Current Assets	12,986	14,144

Property and Equipment, Net	4,512	4,871
Other Assets, Net	2,834	2,899

Total Assets	$20,332	$21,914

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$3,942	$4,021
Current Maturities of Long-Term Debt	555	431
Current Maturities of Related Party Note Payable	303	290

Total Current Liabilities	4,800	4,742

Long-Term Debt, Less Current Maturities	2,717	5,492
Related Party Note Payable, Less Current Maturities	512	742
Lease Incentive	325	350

Total Liabilities	8,354	11,326

Stockholders' Equity:
Preferred Stock	2	2
Common Stock	60	59
Capital In Excess of Par Value	13,862	13,786
Accumulated Deficit	(1,618)	(2,931)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	11,978	10,588

Total Liabilities and Stockholders' Equity	$20,332	$21,914

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,

	2005	2004

Revenue:
Net Sales	$10,190	$10,008

Costs and Expenses:
Cost of Sales	6,258	6,425
Selling, General and Administrative	2,590	2,471
Depreciation and Amortization	489	405

Total Costs and Expenses	9,337	9,301

Operating Profit	853	707

Other Expenses:
Interest Expense	73	97
Amortization of:
Financing Costs	9	8
Original Issue Discount	–	–

Total Other Expenses	82	105

Income Before Income Taxes	771	602

Income Tax Expense	292	224

Net Income	479	378

Convertible Preferred Stock Dividends	56	55

Net Income Available to Common Stockholders	$423	$323

Net Income Per Basic Common Share	$0.07	$0.06

Net Income Per Diluted Common Share	$0.07	$0.05

Weighted Average Shares Outstanding - Basic	6,009	5,703

Weighted Average Shares Outstanding - Diluted	7,203	7,123

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Per Share Amounts)

(Unaudited)

	Nine Months Ended December 31,

	2005	2004

Revenue:
Net Sales	$31,024	$30,270

Costs and Expenses:
Cost of Sales	18,999	18,935
Selling, General and Administrative	7,863	7,396
Depreciation and Amortization	1,771	1,431

Total Costs and Expenses	28,633	27,762

Operating Profit	2,391	2,508

Other Expenses:
Interest Expense	252	513
Amortization of:
Financing Costs	27	491
Original Issue Discount	–	803

Total Other Expenses	279	1,807

Income Before Income Taxes	2,112	701

Income Tax Expense	799	374

Net Income	1,313	327

Convertible Preferred Stock Dividends	168	165

Net Income Available to Common Stockholders	$1,145	$162

Net Income Per Basic Common Share	$0.19	$0.03

Net Income Per Diluted Common Share	$0.18	$0.05

Weighted Average Shares Outstanding - Basic	5,945	5,626

Weighted Average Shares Outstanding - Diluted	7,173	7,143